UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2011

WNC Housing Tax Credit Fund III, L.P.
 (Exact name of registrant as specified in its charter)

California	0-21494	33-0463432
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17782 Sky Park Circle, Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 662-5565

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

As previously disclosed in definitive consent solicitation materials filed by the registrant on December 1, 2010, the registrant has conducted a solicitation of consents from its security holders to two proposals.

The first proposal entailed a plan of liquidation for the registrant.  Majority approval of the proposed plan of liquidation was received on January 19, 2011.  The second proposal entailed the extension of the consent solicitation period for the first proposal, if necessary in the circumstances.  The second proposal is moot as a consequence of approval of the first proposal.

Security holders were entitled to one vote for each security held. The result of the solicitation for each proposal as of January 19, 2011 is as follows:

First proposal: a total of 8,079.47 votes received, of which 7,650.97 (51.01% of the total outstanding) were in favor of the proposal, 321.5 (2.14%) were in opposition, and 107 (0.71%) were in abstention.

Second proposal: a total of 8,067.8 votes received, of which 6,596.80 (43.98%) were in favor of the proposal, 974 (6.49%) were in opposition, and 497 (3.31%) were in abstention.

As stated above, the solicitation was conducted through written consents. No meeting of the registrant’s security holders was held.

Item 9.01.                      Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2011	WNC HOUSING TAX CREDIT FUND III, L.P.

By:	/s/ MELANIE WENK
	Name:	Melanie Wenk
	Title:	Vice President – Accounting and Finance – Chief Financial Officer of WNC & Associates, Inc., General Partner of General Partner of registrant